SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report:
May 3, 2004

BAR HARBOR BANKSHARES

MAINE (State)	841105-D (Commission File Number)	01-0293663 (IRS Employer ID)

Address of Principal Executive Offices:

PO Box 400, 82 Main Street
Bar Harbor, ME 04609-0400

Registrant’s Telephone Number: (207) 288-3314

Item 7. Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) The following exhibit is included with this report.

Exhibit No.     Description

     99.1           Press Release, dated May 3, 2004

Item 12. Results of Operations and Financial Condition.

  On May 3, 2004, Bar Harbor Bankshares issued a press release announcing its results of operations for the quarter ended March 31, 2004. A copy of the press release is included as Exhibit 99.1 and is incorporated herein by reference.
  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2004

BAR HARBOR BANKSHARES

/s/Joseph M. Murphy

Joseph M. Murphy
President and Chief Executive Officer

PRESS RELEASE

For more information contact:                                  FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS FIRST QUARTER 2004 EARNINGS

Bar Harbor, Maine (May 3, 2004) – Bar Harbor Bankshares (AMEX:BHB) President and Chief Executive Officer, Joseph M. Murphy, today announced earnings of $1.44 million for the quarter ended March 31, 2004, representing an increase of $132 thousand, or 10%, compared with the first quarter of 2003. Fully diluted earnings per share amounted to 45 cents per share, representing an increase of 4 cents per share, or 10%, compared with the first quarter of 2003.

In making the announcement, Mr. Murphy said, "While this was a challenging first quarter, we are pleased with the overall results achieved and the continued improvement in the Company’s performance. As previously reported, the Company’s wholly owned subsidiary, Bar Harbor Banking and Trust Company, completed its acquisition of a branch office in the vibrant community of Rockland, representing an expansion of our franchise into Knox County, Maine. We are particularly pleased to report that the systems conversions and integration activities associated with that acquisition were a resounding success, thanks to the outstanding teamwork, dedication, and expertise of our employees."

A variety of factors impacted the Company’s first quarter performance, including certain one-time expenses associated with the completion of the Rockland branch acquisition, a decline in net gains on the sale of securities, income related to interest rate swap agreements, and the impact of continued low interest rates on the Company’s net interest margin.

Financial Condition

At March 31, 2004, total assets stood at $616 million, representing an increase of $75 million, or 14%, compared with March 31, 2003. Asset growth was driven by strong loan demand in both the consumer and commercial sectors, aided by $12 million in loans from the Rockland branch acquisition. Total loans ended the quarter at $406 million, representing an increase of $22 million or 6% compared with December 31, 2003, and an increase of $53 million or 15% compared with the same date last year. Following record refinancing activity over the past two years and a rise in interest rates during the latter part of 2003, consumer real estate loan originations slowed during the first quarter, but did not impact continued portfolio growth as new purchase transactions dominated the origination pipeline.

Reflecting a sustained trend of strong credit quality, the Company recorded a provision for loan losses of $90 thousand during the quarter, representing a decline of $60 thousand compared with the first quarter of 2003. At March 31, 2004 total non-performing loans amounted to $1.7 million or 0.42% of total loans, compared with $1.5 million or 0.44% at the same date last year. At March 31, 2004, the allowance for loan losses expressed as a percent of non-performing loans stood at 301%.

Total investment securities ended the quarter at $164 million, representing an increase of $6 million or 4% from year-end, and an increase of $16 million or 11% compared with the same date last year. The securities portfolio has historically declined during the first quarter, as cash flows are usually redeployed to absorb seasonal deposit outflows associated with the Company’s market area. This trend did not continue during the first quarter of 2004 as deposits from the Rockland branch acquisition and a new institutional money market account offered to clients of Bar Harbor Trust Services, a wholly owned subsidiary of the Bank, were more than sufficient to support seasonal deposit declines.

Total deposits ended the quarter at $364 million, representing an increase of $25 million or 7% compared with year-end, and an increase of $54 million or 17% compared with March 31, 2003. Deposit accounts from the Rockland branch acquisition contributed $21 million to the year-over-year growth, while the new institutional money market account contributed $13 million. While all categories of deposits increased in excess of 10%, the year-over-year growth was led by savings and money market accounts, posting an increase of $26 million or 25%.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the quarter with a Tier I Capital ratio of 8.4%.

Results of Operations

Consistent with industry-wide trends and the prolonged period of historically low interest rates, the Company’s net interest margin remained under pressure during the quarter, as yields on earning assets declined at a faster pace than rates on deposits and other funding sources. Despite continued earning asset growth, net interest income of $4.9 million declined $76 thousand or 1.5% compared with the first quarter of 2003. "We continue to maintain an asset sensitive balance sheet, believing such posture is important to our long-term success by positioning us well for rising interest rates and an improving economy," said Mr. Murphy.

Non-interest income amounted to $1.8 million during the quarter, representing an increase of $102 thousand, or 5.9%, compared with the first quarter of 2003. Net gains on the sale of securities declined $369 thousand on a year-over-year basis. Principally offsetting the decline in net securities gains, during the first quarter of 2004 the Company recorded income of $328 thousand related to the mark-to-market adjustment for unrealized appreciation on interest rate swap agreements. In 2004, these interest rate swap agreements were de-designated as cash flow hedges and, prospectively, changes in their fair value will be recorded as non-interest income or expense, thus creating potential earnings volatility over the life of the agreements.

Total non-interest expenses amounted to $4.7 million during the quarter, representing a decline of $84 thousand, or 1.8% compared with the first quarter of 2003. Included in first quarter results were a variety of non-recurring expenses associated with the acquisition of the Rockland branch, amounting to approximately $110 thousand. Salaries and benefit expenses posted a decline of $49 thousand, or 1.9%, compared with the first quarter of 2003. "Considering the one-time Rockland branch acquisition costs and the additional operating overhead associated with supporting that branch, we are very pleased with the overall reduction in our operating expenses and are beginning to see the results of our continued efforts towards improving operating efficiencies throughout the Company," said Mr. Murphy.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Banking and Trust Company, founded in 1887. With eleven branch office locations, the Company is a diversified financial services provider, offering commercial banking, consumer banking, trust, investment management, and brokerage services to individuals, businesses, governments, and not-for-profit organizations in Down East and Mid Coast Maine.

This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the -protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. A further description of the general risks and uncertainties and other factors applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Press Release 1st Quarter 2004 Bar Harbor Bankshares Selected Financial Information (dollars in thousands except per share data) (unaudited)
	Period End		1st Quarter Average
Balance Sheet Data	3/31/04	3/31/03	2004	2003

Total Assets	$ 616,238	$ 540,722	$ 597,803	$ 541,319
Total Investments	164,494	148,142	154,420	145,396
Total Loans	405,559	352,167	392,883	350,273
Allowance for loan losses	5,159	5,213	5,265	5,081
Total Deposits	363,981	309,814	335,414	306,454
Borrowings	190,216	169,276	194,233	169,895
Shareholders' Equity	54,101	53,499	53,095	53,728

	Three Months Ended
Results Of Operations	3/31/04	3/31/03

Interest and dividend income	$ 7,577	$ 7,786
Interest expense	2,708	2,841
Net interest income	4,869	4,945
Provision for loan losses	90	150
Net interest income after
provision for loan losses	4,779	4,795

Noninterest income	1,841	1,739
Noninterest expense	4,651	4,735

Pre-Tax Income	1,969	1,799
Income Tax	533	495

Net income	$ 1,436	$ 1,304

Earnings per share:
Basic	$ 0.46	$ 0.41
Diluted	$ 0.45	$ 0.41

Dividends per share	$ 0.20	$ 0.19
Return on Average Equity	10.88%	9.84%
Return on Average Assets	0.97%	0.98%
Tier 1 Leverage Capital Ratio	8.36%	9.22%
Book Value per share, period end	$ 17.42	$ 16.91
Shares outstanding, period end	3,106,006	3,162,876